AMENDMENT

TO

CUSTODY AGREEMENT

This Amendment (“Amendment”) dated the 8th day of April, 2019 and effective as of March 11, 2019, is by and between HIGHLAND FUNDS I (the “Trust”) and THE BANK OF NEW YORK MELLON (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and the Trust entered into a Custody Agreement dated as of March 11, 2019 (the “Agreement”) relating to BNY Mellon’s provision of services to the Trust.

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Article XI of the Agreement is hereby amended and supplemented by adding the following:

10. Custodian will perform the following functions with respect to bank loans held by a Series:

(a) Remit funds to the recipient borrower or seller of bank loans pursuant to Instructions;

(b) Subject to timely receipt of applicable information, enter standard bank loan information into Custodian’s loan tracking system with respect to such bank loans of which Custodian is informed by the Series pursuant to Instructions; and

(c) Prepare and deliver to the Series on a mutually agreed periodic basis a position summary statement, cash flow activity report and contract accrual report with respect to such bank loans of which Custodian is informed by the Series pursuant to Instructions.

2.	Miscellaneous.

(a)

Capitalized terms not defined in this Amendment shall have the same meanings as in the Agreement. In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)

The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(d)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

HIGHLAND FUNDS I

By:	/s/ Frank Waterhouse
Name:	Frank Waterhouse
Title:	Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Robert Jordan
Name:	Robert Jordan
Title:	Director